UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Pursuant to §240.14a-12

MOUNTAIN VALLEY BANCSHARES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

December 11, 2008
Dear Fellow Shareholder,
In the next few days you will receive notice of a special shareholder meeting that will be held by Mountain Valley Bancshares, Inc. The notice and proxy statement will explain in detail three proposals that we are submitting for your approval. The purpose of this letter is to prepare you for the coming proxy statement.
The company is seeking approval to create a new class of preferred stock and to reclassify the common shares owned by record shareholders with 2,000 or fewer shares into shares of the newly created preferred stock, which will be entitled to a dividend premium over the common stock. If these proposals are approved and implemented, our reporting obligations under federal securities laws will be suspended. The proxy statement will detail the proposed reclassification and its benefits, including an estimated cost savings of approximately $218,000 per year. When you receive your proxy statement, please take the opportunity to review the materials closely, analyze the pros and cons to the reclassification, and return your proxy.
In a separate proposal we are seeking shareholder approval to authorize “blank check” preferred stock, which means that the board would have the ability from time to time to create various series of preferred stock and to set the terms and conditions of each such series without further shareholder action. We have followed many of our banking peers and have applied for funding under the Capital Purchase Program (the “CPP”) created by the United States Treasury as part of the Emergency Economic Stabilization Act of 2008. Among other things, the implementation of the proposed amendment to our articles of incorporation to authorize preferred stock will position us to participate in the CPP.
While we have not been approved for funding under the CPP, we meet all the eligibility requirements to receive approval. At this time, we are not sure whether or to what extent the Treasury Department will approve CPP funding for institutions of our size. We believe, however, that it is in the company’s best interest to have this option available.
As you will see in the proxy statement, our earning for the year moved into negative territory. Through the nine months ended September 30, 2008, our net loss was approximately $152,000. The decline in interest rates has negatively impacted our earnings as well as increases in our allowance for loan losses.
Your board of directors and your management team believe these changes to our corporate structure will benefit us in today’s challenging banking environment. We appreciate your confidence and investment in Mountain Valley Bancshares, Inc.
You may have questions on your proxy. We will be glad to discuss any questions that arise. Please give me a call at 706-348-6822, ext. 231. Thank you for considering these matters.
Marc J Greene
President and CEO
In connection with the proposed reclassification of the common stock of Mountain Valley Bancshares, Inc. (the “Company”), the Company will file with the Securities and Exchange

Commission a proxy statement which will be sent to the shareholders of the Company seeking their approval of the proposed transaction. WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IN CONNECTION WITH THE PROPOSED TRANSACTION, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED RECLASSIFICATION.
Investors and security holders may obtain free copies of these documents through the website maintained by the Securities and Exchange Commission at http://www.sec.gov. Documents filed with the SEC by the Company will be available free of charge by directing a request by telephone or mail to Mountain Valley Bancshares, Inc., 136 North Main Street, Cleveland, Georgia 30528, Attn: Rachel Marshall. The Company’s telephone number is (706) 348-6822.
The directors, executive officers, and certain other members of management of Mountain Valley Bancshares, Inc. may be soliciting proxies in favor of the reclassification from the Company’s shareholders. Information about the Company’s directors, executive officers, and members of management is set forth in the proxy statement for the Company’s 2007 Annual Meeting of Shareholders, which is available on the SEC’s website, www.sec.gov, and at the address provided in the preceding paragraph.